FUND ADMINISTRATION SERVICING AGREEMENT

This Agreement is made and entered into on this 1ST day of APRIL , 1996, by and between The Lou Holland Trust, a Delaware Business Trust organized as a series company currently consisting of one series, the Growth Fund (hereinafter referred to as the "Trust") and Firstar Trust Company, a corporation organized under the laws of the State of Wisconsin (hereinafter referred to as "FTC").

WHEREAS, The Trust is an open-ended management investment company which is registered under the Investment Company Act of 1940;

WHEREAS, FTC is a trust company and, among other things, is in the business of providing fund administration services for the benefit of its customers;

NOW, THEREFORE, the Trust and FTC do mutually promise and agree as follows:

I.       Appointment of Administrator

         The Trust hereby appoints FTC as Administrator of the Trust on the terms and conditions set forth in this Agreement, and FTC hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.

II.      Duties and Responsibilities of FTC

         A.       General Trust Management

                           1. Act as liaison among all fund service providers, subject to the general supervision of Holland Capital Management (the "Investment Manager").

                  2.       Coordinate board communication by:

                           a. Assisting fund counsel in establishing meeting agendas
                           b. Preparing board reports based on financial and administrative data
                           c.       Evaluating independent auditor
                           d. Securing and monitoring fidelity bond and director and officers liability coverage, and making the necessary SEC filings relating thereto


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                  3.       Audits

                           a. Prepare appropriate schedules and assist independent auditors
                           b. Provide information to SEC and facilitate audit process
                           c.       Provide office facilities

                  4.       Assist in overall operations of the Trust

         B.       Compliance

                  1.       Regulatory Compliance

                           a. Periodically monitor compliance with Investment Company Act of 1940 requirements

                                    1)      Asset diversification tests

                                    2)      Total return and SEC yield
                                            calculations

                                    3)      Maintenance of books and records
                                            under Rule 31a-3

                                    4)      Code of ethics

                                    b.      Periodically monitor Trust's
                                            compliance with the policies and
                                            investment limitations of the Trust
                                            as set forth in its prospectus and
                                            statement of additional information

                  2.       Blue Sky Compliance

                           a. Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the registration of the securities of the Trust so as to enable the Trust to make a continuous offering of its shares

                           b. Monitor status and maintain registrations in each state

                  3.       SEC Registration and Reporting

                           a. Assisting Trust's counsel in updating prospectus and statement of additional information; and in preparing proxy statements, and Rule 24f-2 notice,

                           b.       Annual and semiannual reports

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                  4.       IRS Compliance

                           a. Periodically monitor Trust's status as a regulated investment company under Subchapter M through review of the following:

                                    1)      Asset diversification requirements
                                    2)      Qualifying income requirements
                                    3)      Distribution requirements

                           b.       Monitor short testing

                           c. Calculate required distributions (including excise tax distributions)

                  5.       Financial Reporting

                  6. Provide financial data required by fund prospectus and statement of additional information

                  7. Prepare financial reports for shareholders, the board, the SEC, and independent auditors

                  8. Supervise the Trust's Custodian and Fund Accountants in the maintenance of the Trust's general ledger and in the preparation of the Trust's financial statements including oversight of expense accruals and payments, of the determination of net asset value of the Trust's net assets and of the Trust's shares, and of the declaration and payment of dividends and other distributions to shareholders

         C.       Tax Reporting

                  1. Prepare and file on a timely basis appropriate federal and state tax returns including forms 1120/8610 with any necessary schedules

                  2.       Prepare state income breakdowns where relevant

                  3. File 1099 Miscellaneous for payments to directors and other service providers

                  4.       Monitor wash losses

                  5. Calculate eligible dividend income for corporate shareholders

         D. Coordinate with the Investment Manager with regard to all services provided hereunder.

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III.     Compensation

         The Trust agrees to pay FTC for performance of the duties listed in this Agreement and the fees and out-of-pocket expenses as set forth in the attached Schedule A. If the Trust terminates this Agreement prior to the second anniversary of this Agreement, the Trust agrees to reimburse FTC for the difference between the standard fee schedule and the discounted fee schedule agreed to between the parties.

         These fees may be changed from time to time, subject to mutual written Agreement between the Trust and FTC

         The Trust agrees to pay all fees and reimbursable expenses within ten
         (10) business days following the mailing of the billing notice.

IV.      Additional Series

         In the event that The Lou Holland Trust, a Delaware Business Trust organized as a series company currently consisting of one series, the Growth Fund establishes one or more series of shares with respect to which it desires to have FTC render fund administration services, under the terms hereof, it shall so notify FTC in writing, and if FTC agrees in writing to provide such services, such series will be subject to the terms and conditions of this Agreement, and shall be maintained and accounted for by FTC on a discrete basis. The funds currently covered by this Agreement are: The Growth Fund

V.       Performance of Service; Limitation of Liability

                  A. FTC shall exercise its best efforts in the performance of its duties under this Agreement. FTC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FTC's control, except a loss resulting from FTC's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, the Trust shall indemnify and hold harmless FTC from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which FTC may sustain or incur or which may be asserted against FTC by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to FTC by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of authorized officers furnished to FTC and as amended from time to time in writing by resolution of the Board of Trustees of the Trust.

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                  In the event of a mechanical breakdown or failure of
         communication or power supplies beyond its control, FTC shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FTC's control. FTC will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FTC. FTC agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect FTC's premises and operating capabilities at any time during regular business hours of FTC, upon reasonable notice to FTC.

                  Regardless of the above, FTC reserves the right to reprocess and correct administrative errors at its own expense.

                  B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the Trust may be asked to indemnify or hold FTC harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that FTC will use all reasonable care to notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust. The Trust shall have the option to defend FTC against any claim which may be the subject of this indemnification. In the event that the Trust so elects, it will so notify FTC and thereupon the Trust shall take over complete defense of the claim, and FTC shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. FTC shall in no case confess any claim or make any compromise in any case in which the Trust will be asked to indemnify FTC except with the Trust's prior written consent.

                  C. FTC shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by FTC as a result of FTC's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

                  D. These indemnification provisions shall survive the termination of this Agreement.

VI.      Confidentiality

         FTC shall handle, in confidence, all information relating to the Trust's business which is received by FTC during the course of rendering any service hereunder.

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VII.     Data Necessary to Perform Service

         The Trust or its agent, which may be FTC, shall furnish to FTC the data necessary to perform the services described herein at times and in such form as mutually agreed upon.

VIII.    Terms of Agreement

         This Agreement shall become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue automatically in effect for successive annual periods. The Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.

IX.      Duties in the Event of Termination

         In the event that, in connection with termination, a successor to any of FTC's duties or responsibilities hereunder is designated by the Trust by written notice to FTC, FTC will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by FTC under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which FTC has maintained, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FTC's personnel in the establishment of books, records, and other data by such successor.

X.       Choice of Law

         This Agreement shall be construed in accordance with the laws of the State of Wisconsin.

XI.      Severability

         If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

XII.     Notices

         Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows: Notice to FTC shall be sent to Joe Nueberger, 615 East Michigan Street, Milwaukee, Wisconsin 53202, and notice to Trust shall be sent to The Lou Holland Trust, Suite 3260, 35 West Wacker Drive, Chicago, Illinois 60801.

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XIII.    Records

         FTC shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Trust but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the Investment Company Act of 1940 as amended (the "Investment Company Act"), and the rules thereunder. FTC agrees that all such records prepared or maintained by FTC relating to the services to be performed by FTC hereunder are the property of the Trust and will be preserved, maintained, and made available with such section and rules of the Investment Company Act and will be promptly surrendered to the Trust on and in accordance with its request.

The Lou Holland Trust                                FIRSTAR TRUST COMPANY

By:  /S/ LOUIS A. HOLLAND                            By:  /S/ ROBERT J. KERN

Attest:  /S/ MONICA L. WALKER                        Attest:  /S/ ANDREA MCVOY

                                                        -7-


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